NEWS RELEASE
For Release:                For Immediate Release
Contact:                      Ray Singleton (303) 296-3076

Basic Earth Announces Restatement of Financial
Reports and Filing of Form 8-K

Denver, Colorado, June 25, 2008 - Basic Earth Science Systems, Inc. (“Basic” or “the Company”) (BSIC.OB) reported today that is has filed a Form 8-K, Item 4.02 “Non-Reliance on Previously Filed Financial Statements” which identifies an error in the calculation of the financial statements for fiscal years 2006 and 2007.  The Company intends to provide restated financial statements in its upcoming Annual Report on Form 10-KSB for the year ended March 31, 2008.  The identified error occurred in calculating the GAAP cost basis of our oil and gas properties in determining the Company’s GAAP basis income tax under FAS 109 - Accounting for Income Taxes.  This calculation error in a single account was duplicated in both years. This miscalculation had the effect of understating GAAP basis income tax and overstating net income in the prior periods and will affect the Company’s accumulated deficit and deferred tax liabilities in prior and current periods. The quantification of the error is ongoing, but adjustments are expected to be in the range of $900,000 to $1,250,000, in the aggregate.

“It is possible that our average investor, and perhaps even our more sophisticated investors, may not understand the underlying mechanics of the complex, and perhaps esoteric, accounting calculations stemming from GAAP book versus tax book differences and our related theoretical GAAP income tax liability,” commented Ray Singleton, President of Basic.

“In an effort to give clarity to the situation, this restatement has no effect on cash or EBITDA.  The Company’s actual federal income taxes are not affected; no amendments to our federal income tax filings are necessary, and no additional taxes for prior periods need be paid.  While the adjustment will increase the Company’s deferred tax liability, this increase may or may not be paid at some point in the future.  The greatest and only cash impact the Company foresees is the cost which will be incurred to prepare and complete the restatements and required disclosures.”

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast.  Basic is traded on the "over-the-counter – bulletin board" under the symbol BSIC.  Basic’s web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases.  Such forward-looking statements include, but are not limited to, statements regarding Basic’s preliminary restated results and other items based on Basic’s current expectations and involve risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the correction of the error referenced herein, identification of additional accounting errors or corrections, and/or additional recommendations of the Audit Committee, and other risks detailed from time to time in Basic’s SEC filings. Basic cautions that these factors, as well as other factors described in SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in these forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Current Report on Form 8-K, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.